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                                                                    EXHIBIT 99.3

                       [SOUTHMARK CORPORATION LETTERHEAD]

                                  May 23, 2000

VIA FACSIMILE 847-733-0339
AND VIA FIRST CLASS MAIL

Grace Brothers, Ltd.
1560 Sherman Avenue, Suite 900
Evanston, Illinois 60201
ATTN: BRADFORD T. WHITMORE, GENERAL PARTNER

VIA FACSIMILE 214-750-0779
AND VIA FIRST CLASS MAIL

A&B Capital Corporation
10670 N. Central Expressway
Suite 410
Dallas, Texas 75231
ATTN: PRESIDENT

     RE: Approval of Proposed Transfer of Shares of Redeemable Series A Preferred Stock, par value $0.01 per share and Common Stock, par value $0.01 per share of Southmark Corporation from Grace Brothers, Ltd. to A&B Capital Corporation.

Gentlemen:

     The undersigned as the sole member of the Board of Directors of Southmark Corporation ("Southmark") acting on behalf of the Board of Directors and as an officer of Southmark designated by the Board of Directors to review and determine whether to authorize requests (the "Transfer Review Officer") has reviewed the proposed transfer from Grace Brothers, Ltd., an Illinois limited partnership, to A&B Capital Corporation, a Nevada corporation, as set forth in that certain request letter dated May 23, 2000 pursuant to which consummation of a simple securities transaction on a payment versus delivery basis, A&B Capital Corporation will acquire from Grace Brothers, Ltd. all shares of Series A Redeemable Preferred Stock, par value $0.01 per share (the "Preferred Stock") and Common Stock, par value $0.01 per share (the "Common Stock") of Southmark presently held by Grace Brothers, Ltd., same to consist of at least 787,271 shares of Preferred Stock and 7,343,156 shares of Common Stock (the "Proposed Transfer"). On behalf of the Board of Directors and as the Transfer Review Officer, the undersigned hereby authorizes and approves the Proposed Transfer pursuant to Section 10.03 of Article Tenth of the Articles of Incorporation unconditionally. As set forth in Section 10.01(b), the approval by the undersigned is a conclusive determination not subject to reversal or condition.

                                        On behalf of the Board of Directors,


                                        By:  Charles B. Brewer
                                           -------------------------------------
                                             Charles B. Brewer, President,
                                             Chief Executive Officer and
                                             Transfer Review Officer